As filed with the Securities and Exchange Commission on January 22, 2010

Registration No. 333-162892

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MF GLOBAL HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Delaware	6200	98-0551260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S employer identification no.)

717 Fifth Avenue

New York, NY 10022

Telephone: (212) 589-6200

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Laurie R. Ferber, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

With copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-162892, dated November 30, 2009 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by MF Global Holdings Ltd., a Delaware corporation (“MFG Delaware”), as the successor to MF Global Ltd., a Bermuda exempted company (“MFG Bermuda”). On January 4, 2010, MF Global Ltd. changed its jurisdiction of incorporation from Bermuda to the State of Delaware, as described further below (the “Domestication”), and changed its legal name to MF Global Holdings Ltd. MFG Delaware expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company”, “MF Global Ltd.”, the “Registrant”, “we”, “our”, “us” and similar terms mean, as of any time prior to the Domestication, MFG Bermuda and, as of any time after the Domestication, MFG Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement entitled “The Domestication”. In the Domestication, MFG Bermuda discontinued its existence as a Bermuda exempted company as provided under Section 132G of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation organized in the State of Delaware. The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of MFG Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “MF”. Upon effectiveness of the Domestication, the Company’s CUSIP number relating to its common stock changed to 55277J 108.

As a result of the Domestication, holders of common shares of MFG Bermuda became holders of shares of common stock of MFG Delaware. Similarly, pursuant to the Domestication, holders of MFG Bermuda’s 6% Cumulative Convertible Preference Shares, Series A (the “Series A Preference Shares”) and holders of MFG Bermuda’s 9.75% Non-Cumulative Convertible Preference Shares, Series B (the “Series B Preference Shares”) became holders of shares of MFG Delaware’s 6% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) and MFG Delaware’s 9.75% Non-Cumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), as applicable. In the Domestication, each of MF Bermuda’s outstanding common and preference shares (Series A and B) were automatically converted by operation of law, on a one-for-one basis, into shares of MFG Delaware’s common or preferred stock (Series A or B), as applicable. Consequently, each holder of an MFG Bermuda common or preference share immediately prior to the Domestication held, immediately thereafter, a share of MFG Delaware’s common or preferred stock, as applicable, in each case representing the same proportional equity interest in MFG Delaware as that shareholder held in MFG Bermuda and representing the corresponding class and series of shares. The number of shares of MFG Delaware’s common stock and preferred stock outstanding immediately after the Domestication was the same as the number of common shares and preference shares of MFG Bermuda outstanding immediately prior to the Domestication. Pursuant to a Rights Agreement dated as of July 9, 2007, as amended (the “Rights Plan”), between MFG Bermuda and Computershare Trust Company, N.A., as Rights Agent, each share of MFG Delaware’s common stock evidences one common stock purchase right just as each common share of MFG Bermuda evidenced one common share purchase right under the Rights Plan immediately prior to the Domestication.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in MFG Bermuda’s final prospectus dated December 1, 2009 relating to the Domestication, which was filed with the Securities and

Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on December 1, 2009 (the “Final Prospectus”). The Final Prospectus is part of the Registration Statement.

The Series A Preferred Stock and the Series B Preferred Stock have each been issued under a Certificate of Designations, dated January 4, 2010, each of which is part of the MFG Delaware certificate of incorporation, a copy of which was filed by MFG Delaware with the Commission on January 5, 2010 as an exhibit to a Current Report on Form 8-K. Upon effectiveness of the Domestication, the Company’s CUSIP number relating to its Series A Preferred Stock and its Series B Preferred Stock changed to 55277J 207 and 55277J 306, respectively.

Initially, 148,103,719 shares of common and 3,000,000 shares of preferred stock were registered under the Registration Statement. Upon completion of the Domestication, all 3,000,000 of the registered shares of preferred stock were issued and outstanding. However, upon completion of the Domestication, only 147,912,887 of the registered shares of common stock were issued and outstanding or reserved for conversion of the issued and outstanding preferred stock into the common stock of MFG Delaware. Pursuant to the undertaking contained in the Registration Statement, the Company hereby removes from registration the remaining 190,832 shares of common stock that are not outstanding or reserved for conversion of the issued and outstanding preferred stock into the common stock of MFG Delaware.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

2

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20.	Indemnification of Officers And Directors

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of MFG Bermuda and, whether taken or omitted prior to our domestication in the State of Delaware, in connection with our discontinuance in Bermuda or our continuance in the State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate our directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our by-laws also provide that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who serves or served at our request as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of MF Global Holdings Ltd. or any of its subsidiaries or affiliates. For purposes of the indemnification described in this paragraph, references to MF Global Holdings Ltd. shall include MF Global Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as MF Global Holdings Ltd. and also include any predecessor of MF Global Holdings Ltd. and any constituent corporation (including any constituent of a constituent) absorbed by MF Global Holdings Ltd. in a consolidation or merger. MF Global Holdings Ltd. will remain obligated on any indemnification obligations of MF Global Ltd. arising prior to its domestication in the State of Delaware.

Item 21.	Exhibits And Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Item 22.	Exhibits

EXHIBIT INDEX

(a) The following exhibits are filed herewith or incorporated herein by reference unless otherwise indicated:

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of MF Global Holdings Ltd. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

3.2	By-Laws of MF Global Holdings Ltd. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.2	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.3 of MF Global Ltd.’s Registration Statement on Form F-1, filed on July 6, 2007, relating to MF Global Ltd.’s initial public offering of its common shares, as amended (File No. 333-143395)).

4.3	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of May 20, 2008 (incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 13, 2008 (File No. 001-33590)).

4.4	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of January 4, 2010 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010 (File. No. 000-53867)).

4.5	Investment Agreement, dated as of May 20, 2008, between MF Global Ltd. and J.C. Flowers II L.P. (incorporated by reference to Exhibit 10.48 of the Company’s Annual Report on Form10-K for the fiscal year ended March 31, 2008, filed on June 13, 2008 (File No. 001-33590)).

4.6	Amendment No. 1, dated as of June 10, 2008, to the Investment Agreement between MF Global Ltd. and J.C. Flowers II L.P. (incorporated by reference to Exhibit 10.49 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 13, 2008 (File No. 001-33590)).

5.1	Opinion of Richards, Layton & Finger, P.A.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

24.1	Powers of Attorney.§

§	Previously filed.

The registrants hereby agree to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to any of the agreements contained herein.

(b) No schedules have been included because the information required to be set forth therein is not applicable.

Item 23.	Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Act”), the Registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of January, 2010.

MF GLOBAL HOLDINGS LTD.

By:	/s/ J. RANDY MACDONALD
Name:	J. Randy MacDonald
Title:	Chief Financial Officer

Pursuant to the requirements of the Act, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 22nd day of January, 2010.

Signature	Title

* Bernard W. Dan	Director and Chief Executive Officer (Principal Executive Officer)

* Alison J. Carnwath	Non-Executive Chairman of the Board of Directors

* J. Randy MacDonald	Chief Financial Officer (Principal Financial Officer)

* Henri J. Steenkamp	Chief Accounting Officer (Principal Accounting Officer)

* Eileen S. Fusco	Director

* Martin Glynn	Director

* Edward L. Goldberg	Director

* David I. Schamis	Director

* Lawrence M. Schloss	Director

* Robert S. Sloan	Director

*By:	/s/ J. RANDY MACDONALD
J. Randy MacDonald
Attorney in Fact